AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of this 29th day of June, 1997 (the "Effective Date"), by and between InterExchange, Inc. ("IX") and PhoneTime, Inc. ("PTI").

                                  RECITALS:

     WHEREAS, IX is a provider of debit card services, and PTI is a telecommunications carrier providing telecommunications products to its customers by means of debit calling cards ("Debit Cards"), carrier resale services ("Dedicated Resale Service") and other telecommunications services.

     WHEREAS, IX and Tempus Worldwide Communications Ltd. ("TWC"), an affiliate of PTI, have been parties to an agreement pursuant to which IX has rendered certain debit card services to TWC.

     WHEREAS, by letter agreement of even date, all agreements between IX and TWC are being amended to substitute PTI as a party in place of TWC.

     WHEREAS, PTI desires to retain IX to provide certain debit card services, upon the terms and conditions hereinafter set forth.

     WHEREAS, the parties desire to enter into this Agreement which is intended to supersede, in its entirety, the prior agreement and amendments thereto between IX and PTI and TWC (the "Prior Agreements").

                           AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IX and PTI hereby agree as follows:

     1.     Premises and Installation; Transition Plan.

          (a) IX, at its sole cost, will migrate all of PTI's current Piscataway debit T1s from IX's Excel switches to PTI's Piscataway DMS 250 (the "Piscataway DMS"), provided sufficient capacity (as described in Exhibit 1(a)) exists on the Piscataway DMS, and assuming no major outages beyond IX's control, IX will effect such migration at the rate of at least one Excel switch every ten (10) days beginning with the Effective Date, in accordance with Exhibit 1(a)(1).

          (b) PTI will continue to expand the Piscataway DMS to a capacity sufficient to handle all of PTI's Debit Cards and/or Dedicated Resale Service traffic at Piscataway. Provided it has approved all costs in advance, PTI will bear all out-of-pocket costs for DMS related hardware, software, installation and configuration.
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          (c)     Commencing upon the Effective Date, IX will provide to PTI those Debit Card services (the "Services") set forth in Exhibit 1(c). In addition, commencing upon the Effective Date, IX and PTI will work together to develop and agree upon a plan (the "Transition Plan") to expand the system that IX uses to service PTI's Debit Cards (the "System" as described in Exhibit 1(c)(i)) (up to a maximum of * inbound T1s) and to migrate a portion of the System to one other point-of-presence (a "POP") designated by PTI and to be located in Manhattan, Queens or northern New Jersey (the "New POP").

          (d) The Transition Plan shall set forth in reasonable detail the installation, maintenance, administrative and other expenses of the System, as well as the following elements:

               (i) IX shall provide voice processor capacity at the Piscataway DMS and the New POP which is sufficient to meet PTI's capacity requirements up to * inbound T1s, in the aggregate, consistent with the level of performance currently provided.

               (ii) The physical distribution of voice processor capacity between the Piscataway DMS and the New POP in terms of the number of inbound debit T1s with at least * inbound debit T1s at the Piscataway DMS, and the remaining inbound T1s allocated in PTI's discretion between the Piscataway DMS and the New POP.

               (iii) The migration of secondary databases to the New POP in order to provide PIN database redundancy. These secondary databases will be bridged by MAN to the primary databases in Piscataway and all voice processors (in both locations) will be bridged by MAN to both the primary and secondary databases so that, in the event of a major failure, IX can manually switch all voice processors to communicate with the secondary database without significant delay.

               (iv) The arrangements pursuant to which PTI will provide IX with collocation space in the new POP for IX's exclusive use to be used by IX exclusively to provide services to PTI at no cost to IX, including power, security, HVAC, battery and generator backups, it being understood that PTI will pay for bandwith between Piscataway and the New POP for IX's database and voice processing MAN and that IX is to have 24 hours seven days per week access to such space. The issues to be agreed upon include the extent to which the space will be segregated, whether the space will have a separate entrance and whether IX's access to such space will be on an escorted basis.

          (e) The timing of the Transition Plan shall be determined by mutual agreement of the parties, taking into consideration:

               (i) the completion by PTI of the buildout of the New POP (including having adequate capacity, access to electric power, HVAC and security),

*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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               (ii)     the establishment by PTI of connectivity between
Piscataway and the New POP for IX's MAN;

               (iii) PTI obtaining inbound T1 facilities at the New POP, and

               (iv) PTI's outbound switching matrix in the New POP having the capacity and the ability to process outbound calls from the System.

          (f) In the event the Parties are unable to agree on the Transition Plan, the remaining portions of this Agreement shall remain in full force and effect, but neither party shall have any obligation to incur any costs or take any action pursuant to any Transition Plan that it does not approve.

     2.      IX Responsibilities.

          (a) Subject to the Transition Plan, IX shall be responsible for all aspects of expanding and maintaining the System (including bearing all costs of expanding the System as set forth in Exhibit 2(a) but excluding those costs for which PTI is responsible as expressly set forth in Section 3). IX will be the owner of and have title to the hardware and software comprising the System. IX will operate and maintain the System in Piscataway and the New POP. IX covenants that during the Term of this Agreement, the hardware portion of the System will be used solely for the business of PTI and IX will not cause or permit any third party's telecommunications traffic to travel through or otherwise use any portion of such hardware.

          (b)     IX, at its sole cost,  will:

               (i) provide the necessary staff to operate and maintain the System 24 hours a day, 7 days a week;

               (ii) provide adequate power, environmental controls, security systems and space for the Piscataway portion of the System, all reasonably satisfactory to PTI;

               (iii)     provide the Services set forth in Exhibit 1 (c);

               (iv) maintain its current routing staff level (i.e., one full-time and one part-time) for 90 days after the date of execution of this Agreement; and

               (v) provide assistance to PTI's Nortel/DMS 250 qualified employees regarding the transition of DMS routing to PTI and, no later than the actual date of such transition, provide documentation necessary for operation of the switch, the NAMS system and remote access to the Piscataway DMS.

          (c) To the extent that IX has available segregated space in Piscataway, IX will permit PTI to collocate equipment for a per rack charge equal to the greater of (i) * per rack per month or (ii) * per rack per

*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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month plus allocable power costs.  IX will permit PTI's representatives escorted access thereto 24 hours a day 7 days a week.

          (d) IX represents and warrants and covenants that, without the prior written consent of PTI, which may be withheld in PTI sole discretion, IX will not use any PTI interconnection or telecommunications facilities, circuits, ports, debit cards, or DMS equipment for use by, resale to, or the benefit of any customer other than PTI.

          (e) Within 120 days after the receipt of written specifications from PTI, in a format that will be acceptable to Atlantax (or a similar service provider), IX will begin providing PTI with origination and termination reports for intra-LATA and intra-State reporting required for PTI tariff compliance and carrier resale obligations.

          (f) Within 90 days after the Effective Date and provided PTI provides IX with accurate data in a timely fashion, IX will implement a reporting system which allows for the application of different rates within billing periods and will use its best efforts to provide precise reports based on the data provided by PTI and calls processed over the Piscataway DMS and the System.

          (g) IX will comply with the PTI "Master Dialing Plan" for debit rate tables, report rate tables and routing tables, which Master Dialing Plan tables will be mutually agreed to taking into consideration technical limitations and the application it is being used for. Any changes thereto shall be approved by PTI in advance.

          (h) Within thirty days after the Effective Date, IX will begin providing an E-Mail log of all trouble ticket resolutions and change request completion of tasks set forth in Exhibit 2(j).

          (i) IX and PTI will cooperate to formulate a mutually satisfactory Disaster Recovery Plan as soon as practicable after the date of this Agreement, but in any event within 45 days after the Effective Date which shall insure PTI's access to the Customer Data (as defined herein) within the time periods set forth in Exhibit 8(c) and deal with other agreed upon contingencies.

          (j) IX shall provide the Services in accordance with the Performance and Service Level Standards set forth on Exhibit 2(j) and shall comply with the response times set forth thereon, subject to delays due to circumstances beyond IX's control, but IX shall take reasonable actions to mitigate the cause of any delays.

          (k) IX will maintain insurance on all IX's-owned equipment collocated in Piscataway and PTI's New POP, including casualty and fire, in an amount at least equal to the replacement cost of such property and will also carry general liability (of not less than $2 million per occurrence), worker's compensation and Employer's Liability (of not less than $500,000 per
occurrence),  naming PTI as an additional insured under such policies.   IX
will provide PTI 30 days prior written notice before terminating any of such
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insurance and shall provide PTI with insurance certificates upon request.  PTI shall execute a bailment in a form satisfactory to IX and shall use best efforts to obtain an acknowledgment from PTI's landlord in a form reasonably satisfactory to IX that such landlord permits IX to locate its equipment in such facility and that such landlord waives any claim to such equipment. IX has the risk of loss on any IX owned equipment.

          (l) If PTI does not maintain a minimum level of inbound traffic of * minutes per inbound T-1 per month across all inbound debit T-1s for any three consecutive month period, then IX shall have the option to reduce its voice processing hardware to a capacity that would enable it to average * minutes per inbound debit T-1 per month. PTI and IX will agree about the trunk group reconfiguration.

      3.     PTI Responsibilities.

          (a) PTI shall be responsible for all out-of-pocket costs of DMS related hardware, materials, parts, software, installation and configuration relating to expanding the Piscataway DMS sufficient to handle all of the debit and/or resale traffic PTI sends to IX at its Piscataway POP. PTI shall not have responsibility for any other costs relating to the expansion of the Piscataway DMS if incurred without its prior written approval.

          (b) PTI will assume responsibility for routing on the Piscataway DMS from IX within 90 days of the date of execution of this Agreement. PTI will be responsible for maintaining, operating and routing on the switch at the New POP in accordance with industry standards. PTI will install, wire, test and maintain all T1s inbound and outbound on the New POP switch..

          (c) PTI will provide IX with accurate rates, billing methods and routing information, and will provide IX new routing and rate tables and changes thereto, new T1 installations, and new debit or resale programs.

          (d) PTI will pay for programming of new systems (e.g. reporting) or enhanced features on the current System as mutually agreed to per PTI specifications at the rate of */man hour. Such features shall be owned by IX and used in the operation of the System without further charge during the term of this Agreement. Examples of such projects are listed on Exhibit 3(e).

          (e) If PTI obtains casualty and fire insurance on PTI-owned equipment collocated in IX's Piscataway facility and/or the New POP, PTI will name IX as an additional insured under such policy. In addition, PTI agrees to carry general liability (of not less than $2 million per occurrence), worker's compensation and Employer's Liability (of not less than $500,000 per occurrence) insurance naming IX as an additional insured under such policies. PTI will provide IX 30 days prior written notice before terminating any of its general liability, worker's compensation or Employer's Liability insurance and shall provide IX with insurance certificates upon request. IX shall execute a bailment in a form satisfactory to PTI and and use best efforts to obtain an acknowledgment from IX's landlord in a form reasonably satisfactory *Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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to PTI that such landlord permits PTI to locate its equipment in  such facility and that such landlord waives any claim to such equipment. PTI has the risk of loss on any PTI owned equipment.

     4. Term and Termination. This Agreement shall commence on the Effective Date and shall expire at 12:01 a.m. on January 1, 2000, unless earlier terminated in accordance with Section 9(b) of this Agreement. Notwithstanding the foregoing, provided PTI gives IX written notice at least six (6) months in advance of the expiration of the term of this Agreement, PTI may renew this Agreement for up to four (4) consecutive six (6) month periods with a Minimum Monthly Service Fee as set forth in Section 5(a)(i)(A) below.

     5.     Fees and Payments.

          (a) As consideration for the Services to be provided by IX to PTI pursuant to this Agreement, IX shall be entitled to the following payments (which shall be billed and paid in accordance with Section 6 of this Agreement):

               (i) PTI shall pay IX a minimum fee per month (the "Minimum Monthly Service Fee") determined as follows:

                    (A) From July 1, 1997 through June 30, 1999, the Minimum Monthly Service Fee shall be * per month.

                    (B) From July 1, 1999 through December 31, 1999, the Minimum Monthly Service Fee shall be equal to the lesser of: (x) * or (y) * less * percent of the total of all monthly service fees in excess of */month paid for the period from July 1, 1997 through June 30, 1999 divided by six (e.g. if PTI paid * per month for 24 months, then * (* percent of the excess over *) times 24 months = * divided by 6 = * which would be the reduction of the Minimum Monthly Service Fee; the new Minimum Monthly Service Fee would be *).

               (ii) PTI shall pay IX in arrears, a fee for each outbound (but not inbound) call processed on behalf of PTI from and after June 1, 1997 as set forth below (the "Actual Service Fees"). The Actual Service Fees shall be reduced by the Minimum Monthly Service Fee paid each month and only the excess amount shall be payable.

                    (A) For Debit Card Service, the Actual Service Fees through the end of the term of the Agreement shall be: (a) for the first * million minutes processed each month - * per minute, and (b) for between * million minutes and * million minutes per month * plus * per minute multiplied by the number of minutes over * million.

                    (B) For Dedicated Resale Service beginning June 1, 1997, the Actual Service Fees shall be * per minute for 01plus minutes and * per minute for 011plus minutes.

*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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               (iii)     Actual Service Fees shall be billed based on minutes
calculated in the "Outbound Usage Reports" (i.e., the same method used by each carrier as provided in good faith by PTI) on a route specific basis.

          (b)  IX and PTI agree that: (i) for services rendered in June, l997,
* has already been paid by PTI and any additional amounts due for Actual Service Fees as set forth in 5(a) above will be paid in accordance with
Section 6; (ii) no other amounts are due from PTI to IX or from IX to PTI for any period prior to the Effective Date; and (iii) for services to be rendered in July, l997 by IX to PTI, PTI will receive a credit of * (to be applied in the August invoice for July services) which represents expenses incurred by PTI on IX's behalf prior to the Effective Date.


     6.     Billing and Payments.

          (a)     Payments.   * of the Minimum Monthly Service Fee (or, if
less than *, the Adjusted Minimum Monthly Service Fee for July 1, 1999 through December 31, 1999) shall be paid in advance on or before the first day of each month. The remainder of the Minimum Monthly Service Fee, plus the amount, if any, by which the Actual Service Fees (based on actual traffic) for each such month exceeds the Minimum Monthly Service Fee shall be paid following the end of the month within seven (7) days but no sooner than three (3) days after receipt of an invoice where there are no disputed amounts as set forth below. If any amounts are disputed in good faith by PTI, PTI will nevertheless pay the undisputed amounts within the time period set forth herein. Disputed amounts shall not be due unless and until such dispute has been resolved. The parties will use their best efforts to resolve any dispute in good faith within 10 days or either party may pursue all remedies provided herein and/or by law. The parties agree that, as to Actual Service Fees, the only dispute that will justify a reduction in the amounts paid pursuant to this paragraph shall be a good faith dispute as to the number of minutes of outbound completed calls.

          (b) Billings. Each month, IX will send to PTI a statement setting forth in reasonable detail a description of the services rendered and the amounts owed to IX for services rendered the prior month, including:

               (i) Actual Service Fees since the date of the last statement through the last day of the preceding month (the "Cutoff Date"),

               (ii) any amounts unpaid from previous monthly statements, and

                (iii)     payments made by PTI to IX through the Cutoff Date.

          (c) IX will bill PTI separately for programming fees, rack collocation fees and reimbursable expenses (provided such expenses are approved by PTI) which bills will be due and payable within ten (10) days of receipt.

*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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     7.     Regulatory Changes; Non-Competition.

          (a) In the event that PTI suffers a material decrease in its Debit Card traffic to a level below * million minutes per month for two or more consecutive months as a result of a regulatory change in the law, or substantial adverse change in PTI's business relating to Debit Cards, IX and PTI will agree to renegotiate the Minimum Monthly Service Fee, the per minute fees set forth in paragraph 5, the number of T1s and associated hardware.

          (b) For so long as this Agreement is in effect, IX shall not directly or indirectly, market, sell or issue debit calling cards in the United States, or directly or indirectly have any ownership interest in any entity (other than not more than a 5 percent interest in a public entity) that markets, sells or issues debit calling cards. This clause shall not prevent IX from providing services to an unrelated third party similar to the services provided to PTI. Nothing contained herein will prevent IX from issuing promotional debit calling cards, so long as IX does not issue more than 100,000 promotional debit calling cards for any one IX customer.

     8.     Segregation of PTI Systems; Access; Ownership.

          (a) Where practical, IX will (at PTI's sole cost and expense provided such expenses are approved in advance by PTI) physically segregate IX equipment and systems that are used to provide services to PTI under this Agreement.

          (b) PTI shall have escorted access, 24 hours a day, 7 days a week, to the facilities.

          (c) IX and PTI acknowledge and agree that all data relating to PTI customers either provided to IX by PTI (or the customer) or generated by IX, including but not limited to, that set forth in Exhibit 8(c) (in the aggregate referred to as "Customer Data"), shall be unconditionally owned by and remain the property of PTI. Accordingly, at any time (whether in connection with a termination of this Agreement, discontinuance of service for any reason or for any other reason whatsoever), upon the request of PTI, IX shall provide to PTI in the time frames set forth in Exhibit 8(c), on an eight millimeter tape or other suitable medium, all such Customer Data. PTI agrees that, except in the case of a request in connection with a termination of this Agreement or a discontinuance of service, it will not otherwise request IX to provide the Customer Data pursuant to this Section 8 (c) more than once a month.

     9.     Events of Default.

          (a) Each of the following events, separately, shall constitute an "Event of Default" by either party:

*Confidential Treatment Requested. The redacted material has been separately filed with the Commission.
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               (i)     Such party shall fail to pay any amounts required to be
paid by such party pursuant to this Agreement within ten (10) days of written notice of such failure to pay (notwithstanding the foregoing, even if PTI has asserted that IX is in default hereunder, as long as PTI is receiving Services (the Fees for which would exceed the Minimum Monthly Service Fee), it shall continue to pay the Minimum Monthly Service Fee and other Actual Service Fees that are due (except for amounts related to good faith disputes as to the number of minutes of outbound completed calls as provided under Section 6); or

               (ii) Any representation or warranty made by such party in this Agreement shall prove to have been materially false or misleading as of the time made or deemed made or furnished; or

               (iii) such party shall fail to perform or observe the covenants contained in this Agreement which failure continues for ten (10) days (five (5) business days in the case of default by IX) after receipt of written notice; or

               (iv) IX fails on a recurring basis to: (A) perform its material obligations within the time periods established hereunder, or (B) to materially satisfy the performance and service level standards as required by this Agreement; or

               (v) If David Turock shall cease to be available to IX (other than as a result of his death or disability) for purposes of providing high-level guidance, crisis management and advice to IX's operations and development personnel;

               (vi) such party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, other similar official for it or for any substantial part of its property; or such party shall take any corporate action to authorize any of the actions set forth above in this subsection (vi) unless such proceeding is dismissed or terminated within 90 days;

          (b) Upon the occurrence of any Event of Default by either party, in addition to all rights set forth below, the non-defaulting party shall have the right to suspend services hereunder (if applicable) or terminate this Agreement and any other agreements or instruments delivered by it in connection with this Agreement. In addition to the right to terminate this Agreement upon the occurrence of any Event of Default, the nondefaulting party, if owed money by the defaulting party (for services rendered, expense reimbursements, etc.), may pursue all legal remedies to collect such funds
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(including offsetting any obligations the nondefaulting party  owes to the defaulting party). Nothing in this Agreement shall be construed to restrict a party from pursing equitable remedies including that of specific performance or injunctive relief.

     10. Confidentiality. IX acknowledges that all Customer Data and other information provided to IX regarding PTI's businesses or operations is proprietary and confidential (the "PTI Confidential Information"). PTI acknowledges that all information regarding software relating to the System to the extent developed by IX and all design information relating to the System to the extent developed by IX is confidential and proprietary (the "IX
Confidential Information").   IX agrees to treat the PTI Confidential
Information as confidential and not to disclose it to any third party without the prior written consent of PTI. PTI agrees to treat the IX Confidential Information as confidential and not to disclose it to any third party without the prior written consent of IX. The foregoing limitations shall not apply to any information that is required to be disclosed by any law or that is generally available to the public or is otherwise in the public domain.

     11.     Representations and Warranties.

          (a)     PTI represents and warrants as follows:

               (i) PTI is a corporation duly organized and validly subsisting under the laws of the State of New York.

               (ii) The execution, delivery and performance by PTI of this Agreement is within PTI's corporate powers, have been duly authorized by all necessary corporate action, do not contravene PTI's charter or by-laws or any law or contractual restriction binding on or affecting PTI.

               (iii) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by PTI of this Agreement.

               (iv) This Agreement is a legal, valid and binding obligations of PTI enforceable against PTI in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and by general equitable principles relating to enforceability.

               (v) There is no pending or, to the best of PTI's knowledge, threatened in writing actions or proceedings affecting PTI or any of its subsidiaries before any court, governmental agency or arbitrator, which would reasonably be expected to materially adversely affect the financial condition or operations of PTI or any subsidiary.

          (b)     IX represents and warrants as follows:

               (i) IX is a corporation duly organized and validly subsisting under the laws of its state of incorporation.
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               (ii)     The execution, delivery and performance by IX of this
Agreement is within IX's corporate powers, have been duly authorized by all necessary corporate action, do not contravene IX's charter or by-laws or any law or contractual restriction binding on or affecting IX.

               (iii) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by IX of this Agreement.

               (iv) This Agreement is a legal, valid and binding obligation of IX enforceable against IX in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and by general equitable principles relating to enforceability.


               (v) There is no pending or, to the best of IX's knowledge, threatened in writing action or proceeding affecting IX or any of its subsidiaries before any court, governmental agency or arbitrator, which would reasonably be expected to materially adversely affect the financial condition or operations of IX or any subsidiary.

     12. Assignment. No party may assign any right under this Agreement, without the prior written consent of the other party, and any purported assignment will be null and void and a breach of this Agreement. Notwithstanding the foregoing, PTI may assign its rights and/or obligations hereunder: (i) to any subsidiary, parent company or affiliate; (ii) pursuant to any sale or transfer of substantially all the business of PTI; or (iii) pursuant to any consolidation, merger or reorganization of PTI; provided, however, that the acquiring person must agree in writing to comply with PTI's obligations under, and to be bound by, this Agreement.

     13.     Entire Agreement.

     This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the Parties with reference thereto will be of any force or effect. The Prior Agreements have been terminated.

     14.     Independent Parties.

     Except as may be expressly and unambiguously provided in this Agreement, no partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship. Neither party has, and neither Party shall attempt to assert, the authority to make commitments for or to bind the other Party to any obligation.

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     15.     Effect of Partial Invalidity.

     If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body
of competent jurisdiction, then:   (a) the validity and enforceability of all
provisions of this Agreement not  ruled to be invalid or unenforceable will be
unaffected;   (b) the effect of the ruling will be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable will be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the Parties' intent as manifested herein; and (d) if the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement will be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     16.     Notices.

     Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) by personal delivery (including nationally recognized courier), (ii) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, or (iii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate facsimile receipt addressed as follows:

     If to IX, addressed to:

               InterExchange, Inc.
               225 Old New Brunswick Road
               Suite 300
               Piscataway, New Jersey  08854
               Attn:   Eric Hecht
                       President
    `          Telecopier:  (908) 981-2801 and
                            (908) 981-2800
                            with a copy to Chief Operating Officer

     With a copy to:

               Podvey Sachs Meanor Catenacci Hildner & Coziello
               1 Riverfront Plaza
               Newark, NJ  07102
               Telecopier:   (201) 623-9131
                              Attention: Saul Zimmerman

     With a copy to:

     If to PTI:

               PhoneTime, Inc.
               30-60 Whitestone Expressway
               Flushing, New York 11354
               Attention: Sam Tawfik
                         w/copy to Chief Operating Officer
               Telecopier:  (718) 779-6571

     With a copy to:

               Swidler & Berlin Chartered
               3000 K Street, N.W.
               Washington, D.C.  20007-5516
               Telecopier:  (202) 424-7643
               Attention:  John J. Klusaritz, Esq.

or such other address as may be given from time to time under the terms of
this notice provision.   Any notice changing the address for receipt of notice
shall be effective 5 days after receipt of such notice.

     17.     Remedies.

     Except as expressly provided in Section 9(b) the parties agree that neither party will be liable to the other in the event of any breach or otherwise for any consequential, incidental, punitive or special damages and that, except as provided in Section 9 (b), the sole remedies available to any aggrieved party will be the right to demand performance or to terminate this Agreement in the event of a default in accordance with the provisions of
Section 9. .

     18.     Choice of Law.

     This Agreement will be interpreted and enforced in accordance with the law of the State of New York, without reference to such state's choice of law principles.

        19.  Attorneys' Fees.

     If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in any contested ancillary proceeding relating to the action (e.g., motions to transfer, to compel discovery, etc.) and the prevailing party in the action itself will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the ancillary proceeding or action, including without limitation reasonable attorney's fees and expenses actually incurred. Except in the case where a party is seeking equitable relief (i.e., specific performance, injunction, etc.), prior to filing any legal action hereunder, a party will attempt to resolve the dispute through good faith discussions with the other party for a period of 10 days.

     20.     No Waiver.

     The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

     21.     Binding on Successors.

     This Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns permitted by this Agreement.

     22.     Section Headings.

     The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     23.     Counterparts.

     This Agreement may be executed in multiple counterparts, each of which so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                    [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date.

                            INTEREXCHANGE, INC.

                            By: /s/ Eric Hecht
                               ---------------------
                            Name:
                            Its:


                             PHONETIME, INC.


                             By: /s/ Samer Tawfik
                             Name:
                             Its:



The undersigned hereby agrees to make himself available in accordance with the provisions of Section 9(a)(v).


/s/ David Turock
---------------------
David Turock

                             List of Exhibits


     Exhibit 1(a)                        Sufficient Capacity
     Exhibit 1(a)(i)                     Statement of Work
     Exhibit 1(c)                        Services
     Exhibit 1(c)(i)                     System
     Exhibit 2(a)                        Costs of expanding  the System
     Exhibit 2(b)(v)                     Data Backup
     Exhibit 2(b)(vii)                   Reports
     Exhibit 2(j)                        Performance and Service Levels
     Exhibit 3(e)                        Project Examples
     Exhibit 8 (c)                       Customer Data